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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
PHARMASSET, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
71715N 10 6
(CUSIP Number)
August 11, 2008
(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) BB BioVentures, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 1999 LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 2004 BVIII LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) BAB BioVentures L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) BAB BioVentures, N.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Kurt Wheeler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Galakatos

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Dennis Henner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	71715N 10 6

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Simon III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1.
(a)	Name of Issuer

Pharmasset, Inc.

(b)	Address of Issuer’s Principal Executive Offices
303-A College Road East Princeton, NJ 08540
Item 2.
(a)	Name of Person Filing
BB BioVentures, LP
MPM BioVentures Parallel Fund, LP
MPM Asset Management Investors 1999 LLC
MPM BioVentures III-QP, L.P
MPM BioVentures III, L.P.
MPM BioVentures III Parallel Fund, LP
MPM Asset Management Investors 2004 BVIII LLC
MPM BioVentures III GmbH & Co. Beteiligungs KG
MPM BioVentures I, L.P.
MPM BioVentures I LLC
BAB BioVentures L.P.
BAB BioVentures, N.V.
MPM BioVentures III GP, L.P.
MPM BioVentures III LLC
Ansbert Gadicke
Luke Evnin
Nicholas Galakatos
Michael Steinmetz
Kurt Wheeler
Nicholas Simon III
Dennis Henner
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital L.P.
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware, except MPM BioVentures III GmbH & Co Beteiligungs KG which was organized in Germany and BAB BioVentures, N.V which was organized in the Netherland Antilles. All individuals are United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
71715N 10 6

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable
Item 4. Ownership
(a)	Amount Beneficially Owned:

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1999 LLC	0
MPM BioVentures III-QP, L.P	0
MPM BioVentures III, L.P.	0
MPM BioVentures III Parallel Fund, LP	0
MPM Asset Management Investors 2004 BVIII LLC	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Galakatos	0
Dennis Henner	0
Nicholas Simon III	0
(b)	Percent of Class:

BB BioVentures, LP	0%
MPM BioVentures Parallel Fund, LP	0%
MPM Asset Management Investors 1999 LLC	0%
MPM BioVentures III-QP, L.P	0%
MPM BioVentures III, L.P.	0%
MPM BioVentures III Parallel Fund, LP	0%
MPM Asset Management Investors 2004 BVIII LLC	0%
MPM BioVentures III GmbH & Co. Beteiligungs KG	0%
MPM BioVentures I, L.P.	0%

MPM BioVentures I LLC	0%
BAB BioVentures L.P.	0%
BAB BioVentures, N.V.	0%
MPM BioVentures III GP, L.P.	0%
MPM BioVentures III LLC	0%
Ansbert Gadicke	0%
Luke Evnin	0%
Michael Steinmetz	0%
Kurt Wheeler	0%
Nicholas Galakatos	0%
Dennis Henner	0%
Nicholas Simon III	0%
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1999 LLC	0
MPM BioVentures III-QP, L.P	0
MPM BioVentures III, L.P.	0
MPM BioVentures III Parallel Fund, LP	0
MPM Asset Management Investors 2004 BVIII LLC	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Galakatos	0
Dennis Henner	0
Nicholas Simon III	0
(ii)	Shared power to vote or to direct the vote

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0

MPM Asset Management Investors 1999 LLC	0
MPM BioVentures III-QP, L.P	0
MPM BioVentures III, L.P.	0
MPM BioVentures III Parallel Fund, LP	0
MPM Asset Management Investors 2004 BVIII LLC	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Galakatos	0
Dennis Henner	0
Nicholas Simon III	0
(iii)	Sole power to dispose or to direct the disposition of

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1999 LLC	0
MPM BioVentures III-QP, L.P	0
MPM BioVentures III, L.P.	0
MPM BioVentures III Parallel Fund, LP	0
MPM Asset Management Investors 2004 BVIII LLC	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0

Kurt Wheeler	0
Nicholas Galakatos	0
Dennis Henner	0
Nicholas Simon III	0
(iv)	Shared power to dispose or to direct the disposition of

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1999 LLC	0
MPM BioVentures III-QP, L.P	0
MPM BioVentures III, L.P.	0
MPM BioVentures III Parallel Fund, LP	0
MPM Asset Management Investors 2004 BVIII LLC	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Galakatos	0
Dennis Henner	0
Nicholas Simon III	0
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not Applicable

Item 8. Identification and Classification of Members of the Group
     Not Applicable
Item 9. Notice of Dissolution of a Group
     Not Applicable
Item 10. Certification
     Not Applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 27, 2008

BB BIOVENTURES, L.P.
By:	BAB BioVentures L.P.,
its General Partner

By:	BAB BioVentures N.V.,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM ASSET MANAGEMENT INVESTORS 1999 LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES III, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES PARALLEL FUND, L.P.
By:	MPM BioVentures I, LP,
its General Partner

By:	MPM BioVentures I LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES III-QP, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG
By:	MPM BioVentures III GP, L.P.,
in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES I, L.P.
By:	MPM BioVentures I LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

BAB BIOVENTURES, L.P.
By:	BAB BioVentures, N.V.
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES III GP, L.P.
By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

By:	/s/ Ansbert Gadicke
	Name:	Ansbert Gadicke

By:	/s/ Michael Steinmetz
	Name:	Michael Steinmetz

MPM ASSET MANAGEMENT INVESTORS 2004 BVIII LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES I LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

BAB BIOVENTURES, N.V.
By:	/s/ Luke Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES IIII LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin

By:	/s/ Kurt Wheeler
	Name:	Kurt Wheeler

By:	/s/ Nicholas Galakatos
Name: Nicholas Galakatos

By:	/s/ Nicholas Simon III
	Name:	Nicholas Simon III

By:	/s/ Dennis Henner
	Name:	Dennis Henner

EXHIBITS
A: Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Pharmasset, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 27th day of August, 2008.

BB BIOVENTURES, L.P.
By:	BAB BioVentures L.P.,
its General Partner

By:	BAB BioVentures N.V.,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM ASSET MANAGEMENT INVESTORS 1999 LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES III, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES PARALLEL FUND, L.P.
By:	MPM BioVentures I, LP,
its General Partner

By:	MPM BioVentures I LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES III-QP, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG
By:	MPM BioVentures III GP, L.P.,
in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES I, L.P.
By:	MPM BioVentures I LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

BAB BIOVENTURES, L.P.
By:	BAB BioVentures, N.V.
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES III GP, L.P.
By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

By:	/s/ Ansbert Gadicke
	Name:	Ansbert Gadicke

By:	/s/ Michael Steinmetz
	Name:	Michael Steinmetz

MPM ASSET MANAGEMENT INVESTORS 2004 BVIII LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES I LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

BAB BIOVENTURES, N.V.
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Manager

MPM BIOVENTURES IIII LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin

By:	/s/ Kurt Wheeler
	Name:	Kurt Wheeler

By:	/s/ Nicholas Galakatos
	Name:	Nicholas Galakatos

By:	/s/ Nicholas Simon III
	Name:	Nicholas Simon III

By:	/s/ Dennis Henner
	Name:	Dennis Henner